Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements of NovaStar Financial, Inc. and the notes thereto included elsewhere in this report.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements in this discussion regarding NovaStar Financial, Inc. and its business, which are not historical facts, are “forward-looking statements” that involve risks and uncertainties. Certain matters discussed in this report may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the time of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in prepayment speeds, fluctuations in losses due to defaults on mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors previously outlined in this annual report on Form 10-K for the fiscal year ended December 31, 2004. Other factors not presently identified may also cause actual results to differ. Management continuously updates and revises these estimates and assumptions based on actual conditions experienced. It is not practicable to publish all revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements will continue to be accurate in the future.

Overview of Performance

During 2004, we reported income from continuing operations available to common shareholders of $117.9 million, or $4.58 per diluted share, as compared to $112.0 million, or $4.91 per diluted share in 2003. We also reported a loss from discontinued operations, net of income tax, of $8.8 million, or $0.34 per diluted share in 2004. See further discussion of discontinued operations under the heading “Results of Operations.”

Our income from continuing operations available to common shareholders was driven largely by the income generated by our mortgage securities portfolio, which increased from $382.3 million as of December 31, 2003 to $489.2 million as of December 31, 2004. These securities are retained from securitizations of the mortgage loans we originate and purchase. We securitized $8.3 billion of mortgage loans in 2004 as compared to $5.3 billion in 2003. The increased volume of mortgage loans we securitized is directly attributable to the increase in our loan origination and purchase volume. During 2004 and 2003, we originated and purchased $8.4 billion and $5.3 billion, respectively, in nonconforming, residential mortgage loans. We increased our loan production through adding sales personnel primarily in new and underserved markets. Although we securitized approximately $3.0 billion more of nonconforming, residential mortgage loans in 2004 as compared to 2003, our income from continuing operations available to common shareholders increased only slightly by $5.9 million as a result of the decline in profit margins in our mortgage lending (banking) segment and the impairments on our mortgage securities available-for-sale within our mortgage portfolio segment.

Our profit margins within the mortgage lending (banking) segment were down as a result of the significant increase in short-term rates while the coupons on the mortgage loans we originated and purchased increased only slightly from 2003. One-month LIBOR and the two-year swap rate increased from 1.12% and 2.15%, respectively, at December 31, 2003 to 2.40% and 3.45%, respectively, at December 31, 2004 while the weighted average coupon on our nonconforming originations and purchases in 2004 was 7.6% as compared to 7.3% in 2003. These factors contributed to the whole loan price used in valuing our mortgage securities to significantly decrease in 2004, which is directly correlated to the decrease in gains on sales of mortgage loans as a percentage of the collateral securitized. For the years ended December 31, 2004 and 2003, the weighted average net whole loan price used in the initial valuation of our retained securities was 103.28 and 104.21, respectively, and the weighted average gain on securitization as a percentage of the collateral securitized was 1.7% and 2.6%, respectively.

We recognized impairments on our mortgage securities available-for-sale of $15.9 million in 2004. The impairments were related to the significant increase in short-term interest rates during 2004 as well as higher than anticipated prepayments which resulted from substantial increases in housing prices in recent years. The impairments were primarily related to our 2004 mortgage securities. As discussed under the heading “Mortgage Securities Available-for-Sale” under “Critical Accounting Estimates,” to the extent that the cost basis of our mortgage securities exceeds the fair value and the unrealized loss is considered other than temporary, an impairment charge is recognized in earnings. Conversely, when the fair value of our mortgage securities exceeds the cost basis then the unrealized gain is recorded in accumulated other comprehensive income which is a component of the stockholders’ equity section of our consolidated balance sheet.

Summary of Operations and Key Performance Measurements

Our net income is highly dependent upon our mortgage securities - available-for-sale portfolio, which is generated from the securitization of nonconforming loans we have originated and purchased. These mortgage securities represent the right to receive the net future cash flows from a pool of nonconforming loans. Generally speaking, the more nonconforming loans we originate and purchase, the larger our securities portfolio and, therefore, the greater earnings potential. As a result, earnings are related to the volume of nonconforming loans and related performance factors for those loans, including their average coupon, borrower default rate and borrower prepayment rate. Information regarding our lending volume is presented under the heading “Mortgage Loans.”

The primary function of our mortgage lending operations is to generate nonconforming loans, the majority of which will serve as collateral for our mortgage securities - available-for-sale. While our mortgage lending operations generate sizable revenues in the form of gains on sales of mortgage loans and fee income from borrowers and third party investors, the revenue serves largely to offset the related costs.

We also service the mortgage loans we originate and purchase and that serve as collateral for our mortgage securities - available-for-sale. The servicing function is critical to the management of credit risk (risk of borrower default and the related economic loss) within our mortgage portfolio. Again, while this operation generates significant fee revenue, its revenue serves largely to offset the cost of this function.

The key performance measures for management are:

•	net income available to common shareholders

•	dollar volume of nonconforming mortgage loans originated and purchased

•	relative cost of the loans originated and purchased

•	characteristics of the loans (coupon, credit quality, etc.), which will indicate their expected yield, and

•	return on our mortgage asset investments and the related management of interest rate risk.

Management’s discussion and analysis of financial condition and results of operations, along with other portions of this report, are designed to provide information regarding our performance and these key performance measures.

Known Material Trends

Over the last ten years, the nonconforming lending market has grown from less than $50 billion to approximately $530 billion in 2004 as estimated by the National Mortgage News. A significant portion of these loans are made to borrowers who are using equity in their primary residence to consolidate low-balance, installment or consumer debt. The nonconforming market has grown through a variety of interest rate environments. One of the main drivers of growth in this market has been the rise in housing prices which gives borrowers the opportunity to use the equity in their home to consolidate their high interest rate, short-term, non-tax deductible consumer or installment debt into lower interest rate, long-term, often tax deductible mortgage debt. Management estimates that NovaStar has a 1-2% market share. While management cannot predict consumer spending and borrowing habits, historical trends indicate that the market in which we operate is relatively stable and should continue to experience long term growth.

We depend on the capital markets to finance the mortgage loans we originate and purchase. The primary bonds we issue in our loan securitizations are sold to large, institutional investors and United States of America government-sponsored enterprises. The equity marketplace provides capital to operate our business. The trend has been favorable in the capital markets for the types of securitization transactions we execute. Investor appetite for the bonds created has been strong. Additionally, commercial and investment banks have provided significant liquidity to finance our mortgage lending operations through warehouse repurchase facilities. While management cannot predict the future liquidity environment, we are unaware of any material reason that would disrupt continued liquidity support in the capital markets for our business. See the “Liquidity and Capital Resources” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of liquidity risks and resources available to us.

Within the past two years, the mortgage REIT industry has seen a significant increase in the desire for raising public capital. Additionally, there have been several new entrants to the mortgage REIT business and other mortgage lender conversions (or proposed conversions) to REIT status. This increased activity may impact the pricing and underwriting guidelines within the nonconforming marketplace.

State and local governing bodies are focused on the nonconforming lending business and any excessive fees borrowers incur in obtaining a mortgage loan – generally termed “predatory lending” within the mortgage industry. In several instances, states or local governing bodies have imposed strict laws on lenders to curb predatory lending. To date, these laws have not had a significant impact on our business. We have capped fee structures consistent with those adopted by federal mortgage agencies and have implemented rigid processes to ensure that our lending practices are not predatory in nature.

Critical Accounting Estimates

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and, therefore, are required to make estimates regarding the values of our assets and liabilities and in recording income and expenses. These estimates are based, in part, on our judgment and assumptions regarding various economic conditions that we believe are reasonable based on facts and circumstances existing at the time of reporting. The results of these estimates affect reported amounts of assets, liabilities and accumulated other comprehensive income at the date of the consolidated financial statements and the reported amounts of income, expenses and other comprehensive income during the periods presented. The following summarizes the components of our consolidated financial statements where understanding accounting policies is critical to understanding and evaluating our reported financial results, especially given the significant estimates used in applying the policies. The discussion is intended to demonstrate the significance of estimates to our financial statements and the related accounting policies. Detailed accounting policies are provided in Note 1 to our consolidated financial statements. Our critical accounting estimates impact only two of our three reportable segments; our mortgage portfolio management and mortgage lending and loan servicing segments. Management has discussed the development and selection of these critical accounting estimates with the audit committee of our board of directors and the audit committee has reviewed our disclosure.

Transfers of Assets (Loan and Mortgage Security Securitizations) and Related Gains. In a loan securitization, we combine the mortgage loans we originate and purchase in pools to serve as collateral for asset-backed bonds that are issued to the public. In a mortgage security securitization (also known as a “Resecuritization”), we combine mortgage securities - available-for-sale retained in previous loan securitization transactions to serve as collateral for asset-backed bonds that are issued to the public. The loans or mortgage securities - available-for-sale are transferred to a trust designed to serve only for the purpose of holding the collateral. The trust is considered a qualifying special purpose entity as defined by SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125. The owners of the asset-backed bonds have no recourse to us in the event the collateral does not perform as planned except where defects have occurred in the loan documentation and underwriting process.

In order for us to determine proper accounting treatment for each securitization or resecuritization, we evaluate whether or not we have retained or surrendered control over the transferred assets by reference to the conditions set forth in SFAS No. 140. All terms of these transactions are evaluated against the conditions set forth in these statements. Some of the questions that must be considered include:

•	Have the transferred assets been isolated from the transferor?

•	Does the transferee have the right to pledge or exchange the transferred assets?

•	Is there a “call” agreement that requires the transferor to return specific assets?

•	Is there an agreement that both obligates and entitles the transferor to repurchase or redeem the transferred assets prior to maturity?

•	Have any derivative instruments been transferred?

Generally, we intend to structure our securitizations so that control over the collateral is transferred and the transfer is accounted for as a sale. For resecuritizations, we intend to structure these transactions to be accounted for as secured borrowings.

When these transfers are executed in a manner such that we have surrendered control over the collateral, the transfer is accounted for as a sale. In accordance with SFAS No. 140, a gain or loss on the sale is recognized based on the carrying amount of the financial assets involved in the transfer, allocated between the assets transferred and the retained interests based on their relative fair value at the date of transfer. In a loan securitization, we do retain the right to service the underlying mortgage loans and we also retain certain mortgage securities - available-for-sale issued by the trust (see Mortgage Securities – Available-for-Sale below). As previously discussed, the gain recognized upon securitization depends on, among other things, the estimated fair value of the components of the securitization – the loans or mortgage securities - available-for-sale transferred, the securities retained and the mortgage servicing rights. The estimated fair value of the securitization components is considered a “critical accounting estimate” as 1) these gains or losses represent a significant portion of our operating results and 2) the valuation assumptions used regarding economic conditions and the make-up of the collateral, including interest rates, principal payments, prepayments and loan defaults are highly uncertain and require a large degree of judgment.

We believe the best estimate of the initial value of the securities we retain in a whole loan securitization is derived from the market value of the pooled loans. The initial value of the loans is estimated based on the expected open market sales price of a similar pool. In open market transactions, the purchaser has the right to reject loans at its discretion. In a loan securitization, loans cannot generally be rejected. As a result, we adjust the market price for the loans to compensate for the estimated value of rejected loans. The market price of the securities retained is derived by deducting the percent of net proceeds received in the securitization (i.e. the economic value of the loans transferred) from the estimated adjusted market price for the entire pool of the loans.

An implied yield (discount rate) is calculated based on the initial value derived above and using projected cash flows generated using assumptions for prepayments, expected credit losses and interest rates. We ascertain the resulting implied yield is commensurate with current market conditions. Additionally, this yield serves as the initial accretable yield used to recognize income on the securities.

For purposes of valuing our mortgage securities - available-for-sale, it is important to know that in recent securitization transactions we not only have transferred loans to the trust, but we have also transferred interest rate agreements to the trust with the objective of reducing interest rate risk within the trust. During the period before loans are transferred in a securitization transaction, as discussed under “Net Interest Income”, “Interest Rate/Market Risk” and “Hedging”, we enter into interest rate swap or cap agreements to reduce interest rate risk. We use interest rate cap and swap contracts to mitigate the risk of the cost of variable rate liabilities increasing at a faster rate than the earnings on assets during a period of rising rates. Certain interest rate agreements are then transferred into the trust at the time of securitization. Therefore, the trust assumes the obligation to make payments and obtains the right to receive payments under these agreements.

In valuing our mortgage securities - available-for-sale it is also important to understand what portion of the underlying mortgage loan collateral is covered by mortgage insurance. The cost of the insurance is paid by the trust from proceeds the trust receives from the underlying collateral. The trust legally assumes the responsibility to pay the mortgage insurance premiums and the rights to receive claims for credit losses. Therefore, we have no obligation to pay these insurance premiums. This information is significant for valuation as the mortgage insurance significantly reduces the credit losses born by the owner of the loan. Mortgage insurance claims on loans where a defect occurred in the loan origination process will not be paid by the mortgage insurer. The assumptions we use to value our mortgage securities - available-for-sale consider this risk. We discuss mortgage insurance premiums under the heading “Premiums for Mortgage Loan Insurance”.

The weighted average net whole loan market price used in the initial valuation of our retained securities was 103.28 and 104.21 during 2004 and 2003, respectively. The weighted average implied discount rate for the years ended December 31, 2004 and 2003 was 22%. If the whole loan market price used in the initial valuation of our mortgage securities - available-for-sale in 2004 had been increased or decreased by 50 basis points, the initial value of our mortgage securities - available-for-sale and the gain we recognized would have increased or decreased by $41.6 million.

Information regarding the assumptions we used is discussed under “Mortgage Securities – Available-for-Sale” in the following discussion.

When we do have the ability to exert control over the transferred collateral, the assets remain on our financial records and a liability is recorded for the related asset-backed bonds. The servicing agreements that we execute for loans we have securitized includes a removal of accounts provision which gives us the right, not the obligation, to repurchase mortgage loans from the trust. The removal of accounts provision can be exercised for loans that are 90 days to 119 days delinquent. We record the mortgage loans subject to the removal of accounts provision in mortgage loans held-for-sale at fair value and the related repurchase obligation as a liability. The clean up call option can be exercised when the aggregate principal balance of the mortgage loans has declined to ten percent or less of the original aggregated mortgage loan principal balance.

Mortgage Securities – Available-for-Sale. Our mortgage securities represent beneficial interests we retain in securitization transactions. The beneficial interests we retain in securitization transactions primarily consist of the right to receive the future cash flows from a pool of securitized mortgage loans which include:

•	The interest spread between the coupon on the underlying loans and the cost of financing.

•	Prepayment penalties received from borrowers who payoff their loans early in their life.

•	Overcollateralization and other subordinated securities, which are designed to protect the primary bondholder from credit loss on the underlying loans.

The cash flows we receive are highly dependent upon the interest rate environment. The cost of financing for the securitized loans is indexed to short-term interest rates, while the loan coupons are less interest sensitive. As a result, as rates rise and fall, our cash flows will fall and rise, which in turn will decrease or increase the value of our mortgage securities. Additionally, the cash flows we receive are dependent on the default and prepayment experience of the borrowers of the underlying mortgage security collateral. Increasing or decreasing cash flows will increase or decrease the yield on our securities.

We believe the accounting estimates related to the valuation of our mortgage securities - available-for-sale and establishing the rate of income recognition on mortgage securities - available-for-sale are “critical accounting estimates” because they can materially affect net income and stockholders’ equity and require us to forecast interest rates, mortgage principal payments, prepayments and loan default assumptions which are highly uncertain and require a large degree of judgment. The rate used to discount the projected cash flows is also critical in the valuation of our mortgage securities - available-for-sale. We use internal, historical collateral performance data and published forward yield curves when modeling future expected cash flows and establishing the rate of income recognized on mortgage securities - available-for-sale. We believe the value of our mortgage securities - available-for-sale is fair, but can provide no assurance that future prepayment and loss experience or changes in their required market discount rate will not require write-downs of the residual assets. Impairments would reduce income in future periods when deemed other-than-temporary.

As payments are received they are applied to the cost basis of the mortgage related security. Each period, the accretable yield for each mortgage security is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The estimated cash flows change as management’s assumptions for credit losses, borrower prepayments and interest rates are updated. The assumptions are established using internally developed models. We prepare analyses of the yield for each security using a range of these assumptions. The accretable yield used in recording interest income is generally set within a range of base assumptions. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the mortgage security.

At each reporting period subsequent to the initial valuation of the retained securities, the fair value of mortgage securities - available-for-sale is estimated based on the present value of future expected cash flows to be received. Management’s best estimate of key assumptions, including credit losses, prepayment speeds, the market discount rates and forward yield curves commensurate with the risks involved, are used in estimating future cash flows. To the extent that the cost basis of mortgage securities - available-for-sale exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. During the year ended December 31, 2004, we recorded an impairment loss of $15.9 million on NMFT Series 1999-1, 2004-1, 2004-2 and 2004-3. The impairments were a result of a significant increase in short-term interest rates during the year as well as higher than anticipated prepayments. While we do use forward yield curves in valuing our securities, the increase in two-year and three-year swap rates was greater than the forward yield curve had anticipated, thus causing a greater than expected decline in value. Prepayments were higher than expected due to substantial increases in housing prices in the past few years. Increases in housing prices give borrowers the opportunity to use the increase in the equity in their homes to refinance their existing mortgage into lower-rate mortgages. See Table 4 for a quarterly summary of the cost basis, unrealized gain (loss) and fair value of our mortgage securities - available-for-sale.

Our average security yield has decreased to 31.4% for the year ended December 31, 2004 from 34.3% for the same period of 2003. This decrease is a result of the significant rise in short-term interest rates in 2004. Mortgage securities – available-for-sale income has increased from $98.8 million for the year ended December 31, 2003 to $133.6 million for the same period of 2004 due to the increase in the average balance of our securities portfolio. If the rates used to accrue income on our mortgage securities - available-for-sale during 2004 had increased or decreased by 10%, net income during the year ended 2004 would have increased by $34.1 million and decreased by $36.8 million, respectively.

As of December 31, 2004 and 2003, the weighted average discount rate used in valuing our mortgage securities - available-for-sale was 22%. The weighted average constant prepayment rate used in valuing our mortgage securities - available-for-sale as of December 31, 2004 was 39 versus 33 as of December 31, 2003. If the discount rate used in valuing our mortgage securities - available-for-sale as of December 31, 2004 had been increased by 500 basis points, the value of our mortgage securities - available-for-sale would have decreased $24.8 million. If we had decreased the discount rate used in valuing our mortgage securities - available-for-sale by 500 basis points, the value of our mortgage securities - available-for-sale would have increased $28.6 million.

Mortgage Loans and Allowance for Credit Losses. Mortgage loans held-for-sale are recorded at the lower of cost or market determined on an aggregate basis. Mortgage loan origination fees and direct costs on mortgage loans held-for-sale are deferred until the related loans are sold. Premiums paid to acquire mortgage loans held-for-sale are also deferred until the related loans are sold. Mortgage loans held-in-portfolio are recorded at their cost, adjusted for the amortization of net deferred costs and for credit losses inherent in the portfolio. Mortgage loan origination fees and associated direct costs on mortgage loans held-in-portfolio are deferred and recognized over the life of the loan as an adjustment to yield using the level yield method. Premiums paid to acquire mortgage loans held-in-portfolio are also deferred and recognized over the life of the loan as an adjustment to yield using the level yield method. An allowance for credit losses is maintained for mortgage loans held-in-portfolio.

The allowance for credit losses on mortgage loans held-in-portfolio, and therefore the related adjustment to income, is based on the assessment by management of various factors affecting our mortgage loan portfolio, including current economic conditions, the makeup of the portfolio based on credit grade, loan-to-value, delinquency status, mortgage insurance we purchase and other relevant factors. The allowance is maintained through ongoing adjustments to operating income. The assumptions used by management regarding key economic indicators are highly uncertain and involve a great deal of judgment.

Derivative Instruments and Hedging Activities. Our objective and strategy for using derivative instruments is to mitigate the risk of increased costs on our variable rate liabilities during a period of rising rates (i.e. interest rate risk). Our primary goals for managing interest rate risk are to maintain the net interest margin between our assets and liabilities and diminish the effect of changes in general interest rate levels on our market value. We primarily enter into interest rate swap agreements and interest rate cap agreements to manage our sensitivity to changes in market interest rates. The interest rate agreements we use have an active secondary market, and none are obtained for a speculative nature, for instance, trading. These interest rate agreements are intended to provide income and cash flows to offset potential reduced net interest income and cash flows under certain interest rate environments. The determination of effectiveness is the primary assumption and estimate used in hedging. At trade date, these instruments and their hedging relationship are identified, designated and documented.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended), standardizes the accounting for derivative instruments, including certain instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative instrument either as a cash flow hedge, a fair value hedge or a hedge of foreign currency exposure. SFAS No. 133 requires derivative instruments to be recorded at their fair value with hedge ineffectiveness recognized in earnings.

Our derivative instruments that meet the hedge accounting criteria of SFAS No. 133 are considered cash flow hedges. We also have derivative instruments that do not meet the requirements for hedge accounting. However, these instruments also contribute to our overall risk management strategy by serving to reduce interest rate risk on average short-term borrowings used to fund loans held-for-sale.

Any changes in fair value of derivative instruments related to hedge effectiveness are reported in accumulated other comprehensive income. Changes in fair value of derivative instruments related to hedge ineffectiveness and non-hedge activity are recorded as adjustments to earnings. For those derivative instruments that do not qualify for hedge accounting, changes in the fair value of the instruments are recorded as adjustments to earnings.

Mortgage Servicing Rights (MSR). MSR are recorded at allocated cost based upon the relative fair values of the transferred loans and the servicing rights. MSR are amortized in proportion to and over the projected net servicing revenues. Periodically, we evaluate the carrying value of originated MSR based on their estimated fair value. If the estimated fair value, using a discounted cash flow methodology, is less than the carrying amount of the mortgage servicing rights, the mortgage servicing rights are written down to the amount of the estimated fair value. For purposes of evaluating and measuring impairment of MSR we stratify the mortgage servicing rights based on their predominant risk characteristics. The most predominant risk characteristic considered is period of origination. The mortgage loans underlying the MSR are pools of homogeneous, nonconforming residential loans.

The fair value of MSR is highly sensitive to changes in assumptions. Changes in prepayment speed assumptions have the most significant impact on the fair value of MSR. Generally, as interest rates decline, prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of MSR. As interest rates rise, prepayments slow down, which generally results in an increase in the fair value of MSR. All assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSR is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.

Stock-Based Compensation. Prior to 2003, we accounted for our stock-based compensation plan using the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. We accounted for stock options based on the specific terms of the options granted. Options with variable terms, including those options for which the strike price has been adjusted and options issued by us with attached dividend equivalent rights, resulted in adjustments to compensation expense to the extent the market price of the common stock changed. No expense was recognized for options with fixed terms.

During the fourth quarter of 2003, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires that all options be valued at the date of grant and expensed over their vesting period. We use the Black-Scholes option pricing model to value options granted.

Additionally, we selected the modified prospective method of adoption described in SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. Under this method, the change is retroactive to January 1, 2003 and compensation cost recognized in 2003 is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. The pretax impact of adopting the provisions under the modified prospective method for the nine months ended September 30, 2003 was a decrease to compensation expense of $7.1 million. In accordance with the modified prospective method of adoption, results for prior years have not been restated. SFAS No. 123 states that the adoption of the fair value based method is a change to a preferable method of accounting. We believe that use of the fair value based method to record stock-based compensation expense is consistent with the accounting for all other forms of compensation.

In accordance with the provisions of SFAS No. 123 and SFAS No. 148, $1.8 million and $1.3 million was recorded for total stock-based compensation expense in 2004 and 2003, respectively. In accordance with APB No. 25, total stock-based compensation expense was $2.5 million for the year ended December 31, 2002.

Financial Condition as of December 31, 2004 and 2003

Mortgage Loans. We classify our mortgage loans into two categories: “held-for-sale” and “held-in-portfolio”. Loans we have originated and purchased, but have not yet sold or securitized, are classified as “held-for-sale”. We expect to sell these loans outright in third-party transactions or in securitization transactions that will be, for tax and accounting purposes, recorded as sales. We use warehouse mortgage repurchase agreements to finance our held-for-sale loans. As such, the fluctuations in mortgage loans held-for-sale and short-term borrowings between December 31, 2004 and December 31, 2003 is dependent on loans we have originated and purchased during the period as well as loans we have sold outright or through securitization transactions.

The volume and cost of our loan production is critical to our financial results. The loans we produce serve as collateral for our mortgage securities - available-for-sale and generate gains as they are sold or securitized. The cost of our production is also critical to our financial results as it is a significant factor in the gains we recognize. The following table summarizes our loan production for 2004 and 2003. We discuss our cost of production under “General and Administrative Expenses” under “Results of Operations”. Also, detail regarding mortgage loans sold or securitized and the gains recognized during 2004 can be found in the “Gains on Sales of Mortgage Assets and Gains (Losses) on Derivative Instruments” section of this document.

Table 1 — Nonconforming Loan Originations and Purchases

(dollars in thousands, except for average loan balance)

	Number	Principal	Average Loan Balance	Price Paid to Broker	Weighted Average			Percent with Prepayment Penalty
					Loan to Value	FICO Score	Coupon
2004	55,974	$8,424,361	$150,505	101.3%	82%	622	7.6%	72%

2003	36,911	$5,250,978	$142,261	101.2%	81%	638	7.3%	77%

A portion of the mortgage loans on our balance sheet serve as collateral for asset-backed bonds we have issued and are classified as “held-in-portfolio.” The carrying value of “held-in-portfolio” mortgage loans as of December 31, 2004 was $59.5 million compared to $94.7 million as of December 31, 2003.

Premiums are paid on substantially all mortgage loans. Premiums on mortgage loans held-in-portfolio are amortized as a reduction of interest income over the estimated lives of the loans. For mortgage loans held-for-sale, premiums are deferred until the related loans are sold. To mitigate the effect of prepayments on interest income from mortgage loans, we generally strive to originate and purchase mortgage loans with prepayment penalties.

In periods of decreasing interest rates, borrowers are more likely to refinance their mortgages to obtain a better interest rate. Even in rising rate environments, borrowers tend to repay their mortgage principal balances earlier than is required by the terms of their mortgages. Nonconforming borrowers, as they update their credit rating and as housing prices increase, are more likely to refinance their mortgage loan to obtain a lower interest rate.

The operating performance of our mortgage loan portfolio, including net interest income, allowance for credit losses and effects of hedging, are discussed under “Results of Operations” and “Interest Rate/Market Risk.” Gains on the sales of mortgage loans, including impact of securitizations treated as sales, is also discussed under “Results of Operations.” Additional information relating to our loans held-in-portfolio and loans held-for-sale can be accessed via our website at www.novastarmortgage.com. Such information includes a summary of our loans held-in-portfolio and loans held-for-sale by FICO score and geographic concentration. For held-in-portfolio loans, loan performance characteristics such as credit quality and prepayment experience are also available.

Table 2 — Carrying Value of Mortgage Loans

(dollars in thousands)

	December 31, 2004	December 31, 2003
Held-in-portfolio:
Current principal	$58,859	$94,162

Premium	$1,175	$1,874

Coupon	10.0%	10.0%

Percent with prepayment penalty	—%	—%

Held-for-sale:
Current principal	$719,904	$673,405

Premium	$6,760	$10,112

Coupon	7.7%	7.7%

Percent with prepayment penalty	65%	74%

Mortgage Securities – Available-for-Sale. Since 1998, we have pooled the majority of the loans we have originated or purchased to serve as collateral for asset-backed bonds in securitizations that are treated as sales for accounting and tax purposes. In these transactions, the loans are removed from our balance sheet. However, we retain excess interest, prepayment penalty and subordinated principal securities. Additionally, we service the loans sold in these securitizations (see “Mortgage Servicing Rights” under the header “Financial Condition as of December 31, 2004 and 2003”). As of December 31, 2004 and 2003, the fair value of our mortgage securities was $489.2 million and $382.3 million, respectively. During 2004 and 2003, we executed securitizations totaling $8.3 billion and $5.3 billion, respectively, in mortgage loans and retained mortgage securities with a cost basis of $381.8 million and $292.7 million, respectively. See Note 3 to the consolidated financial statements for a summary of the activity in our mortgage securities portfolio.

The value of our mortgage securities represents the present value of the securities’ cash flows that we expect to receive over their lives, considering estimated prepayment speeds and credit losses of the underlying loans, discounted at an appropriate risk-adjusted market rate of return. The cash flows are realized over the life of the loan collateral as cash distributions are received from the trust that owns the collateral.

In estimating the fair value of our mortgage securities, management must make assumptions regarding the future performance and cash flow of the mortgage loans collateralizing the securities. These estimates are based on management’s judgments about the nature of the loans. The cash flows we receive on our mortgage securities will be the net of the gross coupon and the bond cost less administrative costs (servicing and trustee fees) and the cost of mortgage insurance. Additionally, the trust is a party to interest rate agreements. Our cash flow will include (exclude) payments from (to) the interest rate agreement counterparty. Table 3 provides a summary of the critical assumptions used in estimating the cash flows of the collateral and the resulting estimated fair value of the mortgage securities.

In 2002 and 2003, interest expense on asset-backed bonds was unexpectedly low. As a result, the spread between the coupon interest and the bond cost was unusually high and our cost basis in many of our older mortgage securities was significantly reduced. For example, our cost basis in NMFT Series 2000-2, 2001-1 and 2001-2 has been reduced to zero (see Table 3). When our cost basis in the retained securities (interest-only, prepayment penalty and subordinated securities) reaches zero, the remaining future cash flows received on the securities are recognized entirely as income.

The operating performance of our mortgage securities portfolio, including net interest income and effects of hedging are discussed under “Results of Operations” and “Interest Rate/Market Risk.” Additional information relating to our loans collateralizing our mortgage securities can be accessed via our website at www.novastarmortgage.com. Such information includes a summary of our loans collateralizing our mortgage securities by FICO score and geographic concentration, as well as, loan performance characteristics such as credit quality and prepayment experience.

Table 3 — Valuation of Individual Mortgage Securities – Available-for-Sale and Assumptions

(dollars in thousands)

	Cost	Net Unrealized Gain (Loss)	Estimated Fair Value of Mortgage Securities	Current Assumptions			Assumptions at Trust Securitization
				Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)
December, 2004:
NMFT 1999-1
Subordinated securities	$7,001	$—	$7,001	17%	33%	4.8%	17%	30%	2.5%

NMFT 2000-1
Interest-only	—	352	352
Prepayment penalty	—	28	28
Subordinated securities	681	158	839

	681	538	1,219	15	46	1.2	15	27	1.0

NMFT 2000-2
Interest-only	—	2,019	2,019
Prepayment penalty	—	105	105
Subordinated securities	—	166	166

	—	2,290	2,290	15	34	1.0	15	28	1.0

NMFT 2001-1
Interest-only	—	2,262	2,262
Prepayment penalty	—	161	161
Subordinated securities	—	688	688

	—	3,111	3,111	20	37	1.1	20	28	1.2

NMFT 2001-2
Interest-only	—	6,182	6,182
Prepayment penalty	—	458	458
Subordinated securities	—	1,961	1,961

	—	8,601	8,601	25	33	0.8	25	28	1.2

NMFT 2002-1
Interest-only	3,553	242	3,795
Prepayment penalty	111	457	568
Subordinated securities	1,314	5,413	6,727

	4,978	6,112	11,090	20	42	0.9	20	32	1.7

NMFT 2002-2
Interest-only	2,713	—	2,713
Prepayment penalty	151	251	402
Subordinated securities	2,184	1,391	3,575

	5,048	1,642	6,690	25	40	1.4	25	27	1.6

				Current Assumptions			Assumptions at Trust Securitization
	Cost	Net Unrealized Gain (Loss)	Estimated Fair Value of Mortgage Securities	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)
NMFT 2002-3
Interest-only	8,148	—	8,148
Prepayment penalty	509	686	1,195
Subordinated securities	2,387	3,131	5,518

	11,044	3,817	14,861	20	41	0.7	20	30	1.0
NMFT 2003-1
Interest-only	17,963	363	18,326
Prepayment penalty	2,316	956	3,272
Subordinated securities	11,783	3,912	15,695

	32,062	5,231	37,293	20	39	1.8	20	28	3.3
NMFT 2003-2
Interest-only	15,404	2,422	17,826
Prepayment penalty	4,089	2,133	6,222
Subordinated securities	2,487	3,368	5,855

	21,980	7,923	29,903	28	38	1.5	28	25	2.7
NMFT 2003-3
Interest-only	20,825	3,449	24,274
Prepayment penalty	5,108	3,427	8,535
Subordinated securities	6,842	2,363	9,205

	32,775	9,239	42,014	20	37	1.6	20	22	3.6
NMFT 2003-4
Interest-only	21,466	5,480	26,946
Prepayment penalty	4,994	5,408	10,402
Subordinated securities	—	6,839	6,839

	26,460	17,727	44,187	20	44	1.7	20	30	5.1
NMFT 2004-1
Interest-only	35,731	—	35,731
Prepayment penalty	6,816	5,968	12,784
Subordinated securities	—	1,335	1,335

	42,547	7,303	49,850	20	43	3.5	20	33	5.9
NMFT 2004-2
Interest-only	31,062	—	31,062
Prepayment penalty	5,313	4,814	10,127
Subordinated securities	3,481	881	4,362

	39,856	5,695	45,551	26	41	3.8	26	31	5.1

				Current Assumptions			Assumptions at Trust Securitization
	Cost	Net Unrealized Gain (Loss)	Estimated Fair Value of Mortgage Securities	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)
NMFT 2004-3 (B)	89,442	—	89,442	19	39	3.9	19	34	4.5
NMFT 2004-4 (B)	96,072	—	96,072	25	36	3.7	25	35	4.0

Total	$409,946	$79,229	$489,175

(A)	Represents expected credit losses for the life of the securitization up to the expected date in which the related asset-backed bonds can be called.

(B)	The interest-only, prepayment penalty and subordinated securities are packaged in one bond for the Series NMFT 2004-3 and 2004-4.

				Current Assumptions			Assumptions at Trust Securitization
	Cost	Net Unrealized Gain (Loss)	Estimated Fair Value of Mortgage Securities	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)
December 31, 2003:
NMFT 1999-1
Subordinated securities	$6,119	$(101)	$6,018	17%	39%	5.2%	17%	30%	2.5%
NMFT 2000-1
Interest-only	—	1,942	1,942
Prepayment penalty	—	244	244
Subordinated securities	299	708	1,007

	299	2,894	3,193	15	57	1.3	15	27	1.0
NMFT 2000-2
Interest-only	—	3,074	3,074
Prepayment penalty	—	274	274
Subordinated securities	754	1,993	2,747

	754	5,341	6,095	15	63	1.0	15	28	1.0
NMFT 2001-1
Interest-only	—	6,386	6,386
Prepayment penalty	—	518	518
Subordinated securities	—	1,629	1,629

	—	8,533	8,533	20	53	1.1	20	28	1.2
NMFT 2001-2
Interest-only	—	16,343	16,343
Prepayment penalty	—	1,469	1,469
Subordinated securities	185	3,164	3,349

	185	20,976	21,161	25	41	0.9	25	28	1.2
NMFT 2002-1
Interest-only	8,437	5,285	13,722
Prepayment penalty	550	937	1,487
Subordinated securities	1,183	3,444	4,627

	10,170	9,666	19,836	20	45	1.3	20	32	1.7
NMFT 2002-2
Interest-only	7,093	1,489	8,582
Prepayment penalty	582	678	1,260
Subordinated securities	1,750	1,315	3,065

	9,425	3,482	12,907	25	44	1.8	25	27	1.6

				Current Assumptions			Assumptions at Trust Securitization
	Cost	Net Unrealized Gain (Loss)	Estimated Fair Value of Mortgage Securities	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)
NMFT 2002-3
Interest-only	20,801	5,362	26,163
Prepayment penalty	1,348	1,662	3,010
Subordinated securities	2,225	1,847	4,072

	24,374	8,871	33,245	20	39	0.9	20	30	1.0
NMFT 2003-1
Interest-only	47,352	2,280	49,632
Prepayment penalty	3,949	1,814	5,763
Subordinated securities	6,698	2,877	9,575

	57,999	6,971	64,970	20	28	2.8	20	28	3.3
NMFT 2003-2
Interest-only	58,709	4,863	63,572
Prepayment penalty	3,042	2,513	5,555
Subordinated securities	25	265	290

	61,776	7,641	69,417	28	30	2.6	28	25	2.7
NMFT 2003-3
Interest-only	72,637	3,128	75,765
Prepayment penalty	3,098	1,830	4,928
Subordinated securities	1,628	3,535	5,163

	77,363	8,493	85,856	20	26	3.4	20	22	3.6
NMFT 2003-4
Interest-only	41,668	4,107	45,775
Prepayment penalty	4,430	61	4,491
Subordinated securities	—	790	790

	46,098	4,958	51,056	20	33	5.3	20	30	5.1

Total	$294,562	$87,725	$382,287

(A)	Represents expected credit losses for the life of the securitization up to the expected date in which the related asset-backed bonds can be called.

The following table summarizes the cost basis, unrealized gain (loss) and fair value of our mortgage securities - available-for-sale with the mortgage securities - available-for-sale grouped by year of issue. For example, under the “Year of Issue for Mortgage Securities Retained” column, the year 2003 is a combination of NMFT Series 2003-1, NMFT Series 2003-2, NMFT Series 2003-3 and NMFT Series 2003-4.

Table 4 — Summary of Mortgage Securities – Available-for-Sale Retained by Year of Issue

(in thousands)

	2004
Year of Issue for Mortgage Securities Retained	As of December 31			As of September 30			As of June 30			As of March 31
	Cost	Unrealized Gain (Loss)	Fair Value	Cost	Unrealized Gain (Loss)	Fair Value	Cost	Unrealized Gain (Loss)	Fair Value	Cost	Unrealized Gain (Loss)	Fair Value
1999	$7,001	$—	$7,001	$6,818	$—	$6,818	$6,597	$—	$6,597	$6,353	$185	$6,538
2000	681	2,828	3,509	539	3,046	3,585	412	5,161	5,573	1,298	8,194	9,492
2001	—	11,712	11,712	—	16,064	16,064	321	20,910	21,231	233	27,579	27,812
2002	21,070	11,571	32,641	23,978	14,181	38,159	29,202	14,067	43,269	36,201	18,899	55,100
2003	113,277	40,120	153,397	142,796	28,458	171,254	184,097	8,841	192,938	226,676	16,090	242,766
2004	267,917	12,998	280,915	218,898	7,709	226,607	118,684	758	119,442	60,961	1,334	62,295

Total	$409,946	$79,229	$489,175	$393,029	$69,458	$462,487	$339,313	$49,737	$389,050	$331,722	$72,281	$404,003

	2003
Year of Issue for Mortgage Securities Retained	As of December 31			As of September 30			As of June 30			As of March 31
	Cost	Unrealized Gain (Loss)	Fair Value	Cost	Unrealized Gain (Loss)	Fair Value	Cost	Unrealized Gain (Loss)	Fair Value	Cost	Unrealized Gain (Loss)	Fair Value
1999	$6,119	$(101)	$6,018	$6,014	$(423)	$5,591	$5,938	$(363)	$5,575	$5,864	$(655)	$5,209
2000	1,053	8,235	9,288	1,040	10,154	11,194	1,289	11,929	13,218	2,327	12,352	14,679
2001	185	29,509	29,694	1,419	35,459	36,878	5,426	41,359	46,785	10,310	43,527	53,837
2002	43,969	22,019	65,988	50,848	25,869	76,717	58,883	27,345	86,228	66,928	26,775	93,703
2003	243,236	28,063	271,299	189,710	17,542	207,252	132,959	16,167	149,126	67,134	7,515	74,649

Total	$294,562	$87,725	$382,287	$249,031	$88,601	$337,632	$204,495	$96,437	$300,932	$152,563	$89,514	$242,077

Mortgage Securities – Trading. Mortgage securities – trading consist of mortgage securities purchased by us that we intend to sell in the near term. These securities are recorded at fair value with gains and losses, realized and unrealized, included in earnings. As of December 31, 2004, mortgage securities - trading consisted of an adjustable-rate mortgage-backed security with a fair market value of $143.2 million. For the year ended December 31, 2004, we recorded no gains or losses related to the security. As of December 31, 2004, we had pledged the security as collateral for financing purposes.

Mortgage Servicing Rights. As discussed under Mortgage Securities – Available for Sale, we retain the right to service mortgage loans we originate, purchase and have securitized. Servicing rights for loans we sell to third parties are not retained and we have not purchased the right to service loans. As of December 31, 2004, we have $42.0 million in capitalized mortgage servicing rights compared with $19.7 million as of December 31, 2003. The increase in our mortgage servicing rights is attributable to the increase in the size of our securitizations during 2004 as compared to 2003. The value of the mortgage servicing rights we retained in our securitizations during 2004 and 2003 was $39.3 million and $20.8 million, respectively. Amortization of mortgage servicing rights was $16.9 million, $9.0 million and $4.6 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Servicing Related Advances. Advances on behalf of borrowers for taxes, insurance and other customer service functions are made by NovaStar Mortgage and aggregated $20.2 million as of December 31, 2004 compared with $19.3 million as of December 31, 2003.

Derivative Instruments, net. Derivative instruments, net decreased from $19.5 million at December 31, 2003 to $18.8 million at December 31, 2004. Derivative instruments include the collateral (margin deposits) required under the terms of our derivative instrument contracts, net of the derivative instrument market values. Due to the nature of derivative instruments we use, the margin deposits required will generally increase as interest rates decline and decrease as interest rates rise. On the other hand, the market value of our derivative instruments will decline as interest rates decline and increase as interest rates rise.

Other Assets. Included in other assets are receivables from securitizations, warehouse loans receivable, tax assets and other miscellaneous assets. Our receivables from securitizations were $4.8 million and $6.2 million at December 31, 2004 and December 31, 2003, respectively. These receivables represent cash due to us on our mortgage securities - available-for-sale. As of December 31, 2004 we had warehouse loans receivable of $5.9 million. In 2004, we began lending to independent mortgage loan brokers in an effort to strengthen our relationships with these brokers and, in turn, increase our nonconforming loan production. As of December 31, 2004, we had a deferred tax asset of $11.2 million compared to $10.5 million as of December 31, 2003. As of December 31, 2004, we had a current tax receivable of $17.2 million. We had a current tax liability as of December 31, 2003 as discussed under the heading “Accounts Payable and Other Liabilities”. The change from a current tax liability to a current tax receivable was primarily the result of an overpayment of estimated 2004 income taxes.

Short-term Borrowings. Mortgage loan originations and purchases are funded with various financing facilities prior to securitization. Repurchase agreements are used as interim, short-term financing before loans are transferred in our securitization transactions. The balances outstanding under our short-term arrangements fluctuate based on lending volume, cash flows from operating, investing and other financing activities and equity transactions. As shown in Table 5, we have $268.6 million in immediately available funds as of December 31, 2004. We have borrowed approximately $765.6 million of the $3.7 billion in committed mortgage securities repurchase facilities, leaving approximately $2.9 billion available to support the mortgage lending and mortgage portfolio operations. See the “Liquidity and Capital Resources” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a further discussion of liquidity risks and resources available to us.

Table 5 — Short-term Financing Resources

(in thousands)

	Credit Limit	Lending Value of Collateral	Borrowings	Availability
Unrestricted cash				$268,563
Mortgage securities and mortgage loans repurchase facilities	$3,650,000	$765,645	$765,645	—
Other	235,912	139,883	139,883	—

Total	$3,885,912	$905,528	$905,528	$268,563

Asset-backed Bonds. During 1997 and 1998, we completed the securitization of loans in transactions that were structured as financing arrangements for accounting purposes. These non-recourse financing arrangements match the loans with the financing arrangement for long periods of time, as compared to repurchase agreements that mature frequently with interest rates that reset frequently and have liquidity risk in the form of margin calls. Under the terms of our asset-backed bonds we are entitled to repurchase the mortgage loan collateral and repay the remaining bond obligations when the aggregate collateral principal balance falls below 35% of their original balance for the loans in NHES 97-01 and 25% for the loans in NHES 97-02, 98-01 and 98-02. We have not exercised our right to repurchase any loans and repay bond obligations.

During 2004, we issued three asset-backed bonds, NIMs, totaling $515.1 million compared to one issue in 2003 for $54 million. These NIMs are secured by the interest-only, prepayment penalty and subordinated mortgage securities of our mortgage securities – available-for-sale as a means for long-term financing. The resecuritizations were structured as secured borrowings for financial reporting and income tax purposes. In accordance with SFAS No. 140, control over the transferred assets was not surrendered and thus the transaction was considered a financing for the mortgage securities - available-for-sale. Therefore, the mortgage securities are recorded as assets and the asset-backed bonds are recorded as debt. Note 7 to the consolidated financial statements provides additional detail regarding these transactions.

Due to trusts. Due to trusts represents the fair value of the loans we have the right to repurchase from the securitization trusts. The servicing agreements we execute for loans we have securitized include a removal of accounts provision which gives us the right, not the obligation, to repurchase mortgage loans from the trust. The removal of accounts provision can be exercised for loans that are 90 days to 119 days delinquent. As of December 31, 2004 and December 31, 2003, our liability related to this provision was $20.9 million and $14.5 million, respectively.

Accounts Payable and Other Liabilities. Included in accounts payable and other liabilities is accrued payroll and other liabilities. Our accrued payroll increased from $18.1 million at December 31, 2003 to $24.9 million at December 31, 2004. The increase in accrued payroll is due to our change from paying employees twice a month to every two weeks. Our current income tax liability was $7.9 million as of December 31, 2003.

Stockholders’ Equity. The increase in our stockholders’ equity as of December 31, 2004 compared to December 31, 2003 is a result of the following increases and decreases.

Stockholders’ equity increased by:

•	$115.4 million due to net income recognized for the year ended December 31, 2004

•	$72.1 million due to issuance of preferred stock

•	$121.3 million due to issuance of common stock

•	$15.9 million due to impairment on mortgage securities – available for sale reclassified to earnings

•	$2.5 million due to net settlements on cash flow hedges reclassified to earnings

•	$1.8 million due to compensation recognized under stock option plan

•	$3.8 million due to issuance of stock under stock compensation plans

•	$0.9 million due to tax benefit derived from stock compensation plans, and

•	$0.1 due to forgiveness of founders’ notes receivable.

Stockholders’ equity decreased by:

•	$177.0 million due to dividends accrued or paid on common stock

•	$24.4 million due to decrease in unrealized gains on mortgage securities classified as available-for-sale, and

•	$6.3 million due to dividends accrued or paid on preferred stock.

The Board of Directors declared a two-for-one split of its common stock, providing shareholders of record as of November 17, 2003, with one additional share of common stock for each share owned. The additional shares resulting from the split were issued on December 1, 2003 increasing the number of common shares outstanding to 24.1 million shares.

Results of Operations

Continuing Operations. During the year ended December 31, 2004, we earned income from continuing operations available to common shareholders of $117.9 million, or $4.58 per diluted share, compared with income from continuing operations available to common shareholders of $112.0 million, or $4.91 per diluted share and of $48.8 million, or $2.25 per diluted share, for the same periods of 2003 and 2002, respectively.

Our primary sources of revenue are interest earned on our mortgage loan and securities portfolios, fee income and gains on sales and securitizations of mortgage loans. As discussed under “Overview of Performance,” income from continuing operations available to common shareholders increased during 2004 as compared to 2003 due primarily to higher volumes of average mortgage securities—available-for-sale held and mortgage loan originations and purchases securitized. The effects of the higher mortgage security volume are displayed in Table 6. Details regarding higher mortgage loan origination and purchase volumes and gains on securitization of these assets are shown in Tables 1, 8 and 9.

Discontinued Operations. As the demand for conforming loans declined significantly during 2004, many branches have not been able to produce sufficient fees to meet operating expense demands. As a result of these conditions, a significant number of branch managers voluntarily terminated employment with us. We also terminated branches when loan production results were substandard. In these terminations, the branch and all operations are eliminated. The operating results for these discontinued operations have been segregated from our on-going operating results. Our loss from discontinued operations net of income tax for the year ended December 31, 2004 was $8.8 million. Note 14 to our consolidated financial statements provides detail regarding the impact of the discontinued operations.

Net Interest Income. Our mortgage securities available-for-sale primarily represent our ownership in the net cash flows of the underlying mortgage loan collateral in excess of bond expenses and cost of funding. The cost of funding is indexed to one-month LIBOR and resets monthly while the coupon on the mortgage loan collateral adjusts more slowly depending on the contractual terms of the loan. In 2002, we began transferring interest rate agreements at the time of securitization into the securitization trusts to help reduce this interest rate risk and to decrease the volatility of future cash flows related to the securitized mortgage loans. As a result, future interest income on our mortgage securities is expected to be less volatile. The spreads on our newer mortgage securities—available-for-sale have returned to expected or normal levels as a result of this interest rate risk management strategy and also as a result of the coupon on the mortgage loans adjusting downward. The significant increase in one-month LIBOR in 2004 has also contributed to the decline in our overall securities yield from 2003.

While the spreads on our securities have decreased, the overall interest income continues to be high due to the sizeable increase in our mortgage securities - available-for-sale retained. Based on these factors, as shown in Table 6, we experienced a decrease in the average net yield on our securities from 31.3% for the year ended December 31, 2003 to 27.2% for the same period of 2004. Mortgage security net yield for the year ended December 31, 2002 was 40.6%.

The overall dollar volume of interest income has increased primarily because the size of our mortgage securities - available-for-sale portfolio has increased significantly during the past year. As shown in Tables 6 and 7, the average value of our mortgage securities - available-for-sale increased from $288.4 million and $132.3 million during the years ended December 31, 2003 and 2002, respectively, to $425.4 million during the year ended December 31, 2004. The average balance of mortgage loans collateralizing our securities increased from $4.3 billion in 2003 to $8.4 billion in 2004. We expect to increase the amount of mortgage securities - available-for-sale we own as we securitize the mortgage loans we originate and purchase.

As previously discussed, the trust that issues our interest-only securities owns interest rate agreements. These agreements reduce interest rate risk within the trust and, as a result, the cash flows we receive on our interest-only securities are less volatile as interest rates change. Table 6 is a summary of the interest income and expense related to our mortgage securities and the related yields as a percentage of the fair market value of these securities for the three years ended December 31, 2004.

Table 6 — Mortgage Securities Interest Analysis

(dollars in thousands)

	December 31,
	2004	2003	2002
Average fair market value of mortgage securities – available-for-sale	$425,400	$288,361	$132,250
Average borrowings	337,282	222,653	89,612

Interest income	133,633	98,804	56,481
Interest expense	18,091	8,676	2,834

Net interest income	$115,542	$90,128	$53,647

Yields:
Interest income	31.4%	34.3%	42.7%
Interest expense	5.4	3.9	3.2

Net interest spread	26.0%	30.4%	39.5%

Net Yield	27.2%	31.3%	40.6%

Net interest income on mortgage loans represents income on loans held-for-sale during their warehouse period as well as loans held-in-portfolio, which are maintained on our balance sheet as a result of the four securitization transactions we executed in 1997 and 1998. Net interest income on mortgage loans before other expense increased from $39.9 million and $25.8 million for the years ended December 31, 2003 and 2002, respectively to $55.9 million for the same period of 2004. The net interest income from mortgage loans is primarily driven by loan volume and the amount of time held-for-sale loans are in the warehouse.

Future net interest income will be dependent upon the size and volume of our mortgage securities - available-for-sale and loan portfolios and economic conditions.

Our portfolio income comes from mortgage loans either directly (mortgage loans held-in-portfolio) or indirectly (mortgage securities). Table 7 attempts to look through the balance sheet presentation of our portfolio income and present income as a percentage of average assets under management. The net interest income for mortgage securities, mortgage loans held-for-sale and mortgage loans held-in-portfolio reflects the income after interest expense, hedging, prepayment penalty income and credit expense (mortgage insurance and credit (losses) recoveries). This metric allows us to be more easily compared to other finance companies or financial institutions that use on balance sheet portfolio accounting, where return on assets is a common performance calculation. Over time, we believe a sustainable return on these assets should be in the range of 1% to 1.25%.

Our portfolio net interest yield on assets was 1.53% for the year ended December 31, 2004 as compared to 2.25% and 2.49%, respectively, for the same period of 2003 and 2002. As previously discussed, the decrease in our net interest yield on assets primarily resulted from the decrease in the spreads on our mortgage securities. Table 7 shows the net yield in both assets under management and the return on assets during the three years ended December 31, 2004.

Table 7 — Mortgage Portfolio Management Net Interest Income Analysis

(dollars in thousands)

For the Year Ended:	Mortgage Securities	Mortgage Loans Held-for- Sale	Mortgage Loans Held-in- Portfolio	Total
December 31, 2004
Interest income	$133,633	$83,718	$6,673	$224,024
Interest expense:
Short-term borrowings (A)	4,836	30,005	—	34,841
Asset-backed bonds	13,255	—	1,422	14,677
Cash flow hedging net settlements	—	1,514	1,558	3,072

Total interest expense	18,091	31,519	2,980	52,590

Mortgage portfolio net interest income before other expense	115,542	52,199	3,693	171,434
Other expense (B)	368	(23,123)	(1,254)	(24,009)

Mortgage portfolio net interest income	$115,910	$29,076	$2,439	$147,425

Average balance of the underlying loans	$8,431,708	$1,113,736	$71,784	$9,617,228
Net interest yield on assets	1.37%	2.61%	3.40%	1.53%

December 31, 2003
Interest income	$98,804	$60,878	$10,738	$170,420
Interest expense:
Short-term borrowings (A)	3,450	20,060	—	23,510
Asset-backed bonds	5,226	—	2,269	7,495
Cash flow hedging net settlements	—	2,871	6,488	9,359

Total interest expense	8,676	22,931	8,757	40,364

Mortgage portfolio net interest income before other expense	90,128	37,947	1,981	130,056
Other expense (B)	—	(11,507)	(895)	(12,402)

Mortgage portfolio net interest income	$90,128	$26,440	$1,086	$117,654

Average balance of the underlying loans	$4,316,599	$792,991	$116,048	$5,225,638
Net interest yield on assets	2.09%	3.33%	0.94%	2.25%

December 31, 2002
Interest income	$56,481	$33,736	$16,926	$107,143
Interest expense:
Short-term borrowings (A)	2,107	10,406	—	12,513
Asset-backed bonds	727	—	4,195	4,922
Cash flow hedging net settlements	—	1,672	8,621	10,293

Total interest expense	2,834	12,078	12,816	27,728

Mortgage portfolio net interest income before other expense	53,647	21,658	4,110	79,415
Other expense (B)	—	(11,782)	(1,624)	(13,406)

Mortgage portfolio net interest income	$53,647	$9,876	$2,486	$66,009

Average balance of the underlying loans	$2,080,955	$395,394	$172,954	$2,649,303
Net interest yield on assets	2.58%	2.50%	1.44%	2.49%

(A)	Primarily includes mortgage loan and securities repurchase agreements.

(B)	Other expense includes prepayment penalty income, net settlements on non-cash flow hedges and credit expense (mortgage insurance and credit (losses) recoveries).

Impact of Interest Rate Agreements. We have executed interest rate agreements designed to mitigate exposure to interest rate risk on short-term borrowings. Interest rate cap agreements require us to pay either a one-time “up front” premium or a monthly or quarterly premium, while allowing us to receive a rate that adjusts with LIBOR when rates rise above a certain agreed-upon rate. Interest rate swap agreements allow us to pay a fixed rate of interest while receiving a rate that adjusts with one-month LIBOR. These agreements are used to alter, in effect, the interest rates on funding costs to more closely match the yield on interest-earning assets. We incurred expenses of $22.1 million, $18.7 million and $21.5 million related to the net settlements of our interest rate agreements for the three years ended December 31, 2004, 2003 and 2002, respectively.

Fluctuations in these expenses are solely dependent upon the movement in LIBOR as well as our average notional amount outstanding.

Credit (Losses) Recoveries. We originate, purchase and own loans in which the borrower possesses credit risk higher than that of conforming borrowers. Delinquent loans and losses are expected to occur. We maintain an allowance for credit losses for our mortgage loans – held-in-portfolio. Provisions for credit losses are made in amounts considered necessary to maintain an allowance at a level sufficient to cover probable losses inherent in the loan portfolio. Charge-offs are recognized at the time of foreclosure by recording the value of real estate owned property at its estimated realizable value. One of the principal methods used to estimate expected losses is a delinquency migration analysis. This analysis takes into consideration historical information regarding foreclosure and loss severity experience and applies that information to the portfolio at the reporting date.

We use several techniques to mitigate credit losses including pre-funding audits by quality control personnel and in-depth appraisal reviews. Another loss mitigation technique allows a borrower to sell their property for less than the outstanding loan balance prior to foreclosure in transactions known as short sales, when it is believed that the resulting loss is less than what would be realized through foreclosure. Loans are charged-off in full when the cost of pursuing foreclosure and liquidation exceed recorded balances. While short sales have served to reduce the overall severity of losses incurred, they also accelerate the timing of losses. As discussed further under the caption “Premiums for Mortgage Loan Insurance”, lender paid mortgage insurance is also used as a means of managing credit risk exposure. Generally, the exposure to credit loss on insured loans is considered minimal.

During the year ended December 31, 2004 we recognized net credit losses of $0.7 million compared with net credit recoveries of $0.4 million and $0.4 million for the years ended December 31, 2003 and 2002, respectively. We incurred net charge-offs of $1.5 million, $1.3 million and $2.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. A rollforward of the allowance for credit losses for the three years ended December 31, 2004 is presented in Note 2 to the consolidated financial statements.

Fee Income. Fee income in 2004 primarily consists of broker fees and service fee income. During 2003 and 2002, NHMI branch management fees were also a component of fee income. Due to the elimination of the LLC’s and their subsequent inclusion in the consolidated financial statements, branch management fees are eliminated in consolidation in 2004.

Broker fees are paid by borrowers and other lenders for placing loans with third-party investors (lenders) and are based on negotiated rates with each lender to whom we broker loans. Revenue is recognized upon loan origination.

Service fees are paid to us by either the investor on mortgage loans serviced or the borrower. Fees paid by investors on loans serviced are determined as a percentage of the principal collected for the loans serviced and are recognized in the period in which payments on the loans are received. Fees paid by borrowers on loans serviced are considered ancillary fees related to loan servicing and include late fees, processing fees and, for loans held-in-portfolio, prepayment penalties. Revenue is recognized on fees received from borrowers when an event occurs that generates the fee and they are considered to be collectible.

NHMI branch management fees, a source of fee income in 2003 and 2002, were charged to LLC’s formed to support NHMI branches to manage branch administrative operations, which included providing accounting, payroll, human resources, loan investor management and license management services. The amount of the fees was agreed upon when entering the LLC agreements and recognized as services were rendered. NHMI branch management fees were $13.0 million and $5.2 million for the years ended December 31, 2003 and 2002, respectively.

Overall, fee income decreased from $68.3 million for the year ended December 31, 2003 and increased from $36.0 million for the year ended December 31, 2002, to $57.2 million for the same period of 2004. In 2004, the increases in broker fees and service fees which resulted from the inclusion of the branches as operating units and the increase in our servicing portfolio, respectively, were offset by the elimination of the NHMI branch management fees upon consolidation and the decline in loans brokered by our retail call center operations which were heavily focused on originating loans into our portfolio in 2004 instead of brokering the loans to outside investors. The loan origination fees generated from loans originated by us are deferred until the loans are sold. Fee income increased from 2002 to 2003 due to the increase in LLC branches, the volume of loans brokered by our retail operations and our servicing portfolio. Our servicing portfolio increased to $12.2 billion as of December 31, 2004 from $7.2 billion and $3.7 billion as of December 31, 2003 and 2002, respectively.

For comparative purposes, if the LLC’s had been operating units during 2003 and 2002, fee income would have been $59.7 million and $26.0 million for the years ended December 31, 2003 and 2002, respectively.

Gains on Sales of Mortgage Assets and Losses on Derivative Instruments. We execute securitization transactions in which we transfer mortgage loan collateral to an independent trust. The trust holds the mortgage loans as collateral for the securities it issues to finance the sale of the mortgage loans. In those transactions, certain securities are issued to entities unrelated to us, and we retain the interest-only, prepayment penalty and non-investment grade subordinated securities. In addition, we continue to service the loan collateral. These transactions were structured as sales for accounting and income tax reporting during the three years ended December 31, 2004. Whole loan sales have also been executed whereby we sell loans to third parties. In the outright sales of mortgage loans, we retain no assets or servicing rights. Table 9 provides a summary of mortgage loans sold outright and transferred in securitizations.

We have entered into derivative instrument contracts that do not meet the requirements for hedge accounting treatment, but contribute to our overall risk management strategy by serving to reduce interest rate risk related to short-term borrowing rates. Changes in the fair value of these derivative instruments are credited or charged to current earnings. We recognized losses of $8.9 million during the year ended December 31, 2004, compared with $30.8 million and $36.8 million for the same period of 2003 and 2002, respectively.

Table 8 provides the components of our gains on sales of mortgage assets and losses on derivative instruments.

Table 8 — Gains on Sales of Mortgage Assets and Losses on Derivative Instruments

(in thousands)

	For the Year Ended December 31,
	2004	2003	2002
Gains on sales of mortgage loans transferred in securitizations	$144,252	$136,302	$47,894
Gains on sales of mortgage loans to third parties – nonconforming	—	3,404	2,299
Gains on sales of mortgage loans to third parties – conforming	1,435	6,942	3,903
Losses on sales of real estate owned	(737)	(2,643)	(791)

Gains on sales of mortgage assets	144,950	144,005	53,305
Losses on derivatives	(8,905)	(30,837)	(36,841)

Net gains on sales of mortgage assets and derivative instruments	$136,045	$113,168	$16,464

Table 9 — Mortgage Loan Sales and Securitizations

(dollars in thousands)

	Outright Mortgage Loan Sales (A)
For the Year Ended December 31,	Principal Amount	Percent of Total Sales	Net Gain (Loss) Recognized	Weighted Average Price To Par
2004	There were no outright mortgage loan sales in 2004.
2003	$151,210	2.8%	$3,404	104.1

2002	$142,159	8.4%	$2,299	102.9

Mortgage Loans

Transferred in Securitizations

					Weighted Average Assumptions Underlying Initial Value of Mortgage Securities – Available-for-Sale
For the Year Ended December 31,	Principal Amount	Percent of Total Sales	Net Gain Recognized	Initial Cost Basis of Mortgage Securities	Constant Prepayment Rate	Discount Rate	Expected Total Credit Losses, Net of Mortgage Insurance
2004	$8,329,804	100.0%	$144,252	$381,833	33%	22%	4.77%

2003	$5,319,435	97.2%	$136,302	$292,675	26%	22%	3.55%

2002	$1,560,001	91.6%	$47,894	$90,785	29%	21%	1.50%

(A)	Does not include conforming loan sales.

Premiums for Mortgage Loan Insurance. The use of mortgage insurance is one method of managing the credit risk in the mortgage asset portfolio. Premiums for mortgage insurance on loans maintained on our balance sheet are paid by us and are recorded as a portfolio cost and included in the income statement under the caption “Premiums for Mortgage Loan Insurance”. These premiums totaled $4.2 million, $3.1 million and $2.3 million in 2004, 2003 and 2002, respectively. We received mortgage insurance proceeds on claims filed of $2.2 million, $1.9 million and $2.1 million in 2004, 2003 and 2002, respectively.

Some of the mortgage loans that serve as collateral for our mortgage securities - available-for-sale carry mortgage insurance. When loans are securitized in transactions treated as sales, the obligation to pay mortgage insurance premiums is legally assumed by the trust. Therefore, we have no obligation to pay for mortgage insurance premiums on these loans.

We intend to continue to use mortgage insurance coverage as a credit management tool as we continue to originate, purchase and securitize mortgage loans. Mortgage insurance claims on loans where a defect occurred in the loan origination process will not be paid by the mortgage insurer. The assumptions we use to value our mortgage securities - available-for-sale consider this risk. The percentage of loans with mortgage insurance has decreased in 2004 and 2003 and generally should be lower than 50% in the future. For the 2004-1, 2004-2, 2004-3 and 2004-4 securitizations, the mortgage loans that were transferred into the trusts had mortgage insurance coverage at the time of transfer of 26%, 38%, 35% and 51%, respectively. As of December 31, 2004, 45% of our securitized loans had mortgage insurance coverage.

We have the risk that mortgage insurance providers will revise their guidelines to an extent where we will no longer be able to acquire coverage on all of our new production. Similarly, the providers may also increase insurance premiums to a point where the cost of coverage outweighs its benefit. We monitor the mortgage insurance market and currently anticipate being able to obtain affordable coverage to the extent we deem it is warranted.

Other Income, net. Other income, net increased from $0.4 million and $1.4 million for the years ended December 31, 2003 and 2002, respectively, to $6.6 million for the same period of 2004. Included in other income, net is primarily interest income on our cash accounts and deposits with derivative instrument counterparties (swap margin). The increase from prior years to 2004 is primarily attributable to the increase in our cash on hand and the increase in the interest rates we are earning on this cash.

General and Administrative Expenses. The main categories of our general and administrative expenses are compensation and benefits, loan expense, marketing, office administration and professional and outside services. Compensation and benefits includes employee base salaries, benefit costs and incentive compensation awards. For discussion on stock-based compensation expense included in compensation and benefits, see discussion of the adoption of SFAS No. 123 under “Critical Accounting Estimates” and “Results of Operations.” Loan expense primarily includes expenses relating to the underwriting of mortgage loans that do not fund successfully and servicing costs. Marketing primarily includes costs of purchased loan leads, advertising and business promotion. Office administration includes items such as rent, depreciation, telephone, office supplies, postage, delivery, maintenance and repairs. Professional and outside services include fees for legal, accounting and other consulting services.

The increase in general and administrative expenses from $174.4 million and $84.6 million in 2003 and 2002, respectively, to $218.0 million in 2004 is primarily attributable to the termination of the LLC’s and the inclusion of those branches in our consolidated financial statements. Our new retail lines of business, growth in our wholesale business and our expanding servicing operations also contributed to the increase in general and administrative expenses. Nonrecurring costs related to the implementation of requirements under the Sarbanes-Oxley Act also contributed to the increase in general and administrative expenses in 2004. We employed 1,738 people as of December 31, 2004 compared with 1,409 and 913 as of December 31, 2003 and 2002, respectively, in our mortgage portfolio management and mortgage lending and loan servicing operations.

Note 15 to the consolidated financial statements presents an income statement for our three segments, detailing our expenses by segment. For comparative purposes, Table 10 presents the general and administrative expenses assuming the LLC’s had been included in our consolidated financial statements during 2003 and 2002.

Table 10 — General and Administrative Expenses

(dollars in thousands)

	For the Year Ended December 31,
	2004	2003 Pro Forma	2002 Pro Forma
Compensation and benefits	$108,846	$94,343	$47,666
Office administration	32,488	26,004	11,273
Marketing	24,431	26,812	7,763
Professional and outside services	19,701	7,433	3,239
Loan expense	16,226	18,648	5,798
Other	16,346	10,967	3,920

Total general and administrative expenses	$218,038	$184,207	$79,659

Employees	2,397	1,861	1,119

The loan costs of production table below includes all costs paid and fees collected during the wholesale loan origination cycle, including loans that do not fund. This distinction is important as we can only capitalize as deferred broker premium and costs, those costs (net of fees) directly associated with a “funded” loan. Costs associated with loans that do not fund are recognized immediately as a component of general and administrative expenses. For loans held-for-sale, deferred net costs are recognized when the related loans are sold outright or transferred in securitizations. For loans held-in-portfolio, deferred net costs are recognized over the life of the loan as a reduction to interest income. The cost of our production is also critical to our financial results as it is a significant factor in the gains we recognize. Increased efficiencies in the nonconforming lending operation correlate to lower general and administrative costs and higher gains on sales of mortgage assets.

Table 11 — Wholesale Loan Costs of Production, as a Percent of Principal

	Overhead Costs	Premium Paid to Broker, Net of Fees Collected	Total Acquisition Cost
2004	1.79	0.74	2.53
2003	1.69	0.71	2.40
2002	1.93	0.78	2.71

The following table is a reconciliation of our overhead costs to the general and administrative expenses of the mortgage lending and loan servicing segment as shown in Note 15 to the consolidated financial statements, presented in accordance with GAAP. The reconciliation does not address premiums paid to brokers since they are deferred at origination under GAAP and recognized when the related loans are sold or securitized. The presentation of overhead costs allows us to monitor the performance of our core operations, which is more difficult when looking at GAAP financial statements. This provides useful information regarding our financial performance. However, this presentation is not intended to be used as a substitute for financial results prepared in accordance with GAAP.

Table 12 – Reconciliation of Overhead Costs

(dollars in thousands, except overhead as a percentage)

	2004	2003	2002
Mortgage lending and loan servicing general and administrative expenses (A)	$149,908	$133,196	$59,306
Direct origination costs classified as a reduction in gain-on-sale	44,641	26,351	13,334
Costs of servicing	(22,845)	(14,261)	(7,703)
Other lending expenses (B)	(42,930)	(65,402)	(17,995)

Overhead costs	$128,774	$79,884	$46,942

Wholesale production, principal	$7,185,773	$4,735,061	$2,427,048
Overhead, as a percentage	1.79%	1.69%	1.93%

(A)	Mortgage lending and loan servicing general and administrative expenses are presented in Note 15 to the consolidated financial statements.

(B)	In 2003 and 2002, other lending expenses primarily includes costs related to our retail, correspondent and conforming operations. In 2004, we did not have conforming operations.

Income Taxes. Since our inception, NFI has elected to be treated as a REIT for income tax purposes. As a REIT, NFI is not required to pay any corporate level income taxes as long as we distribute 100 percent of our taxable income in the form of dividend distributions to our shareholders. To maintain our REIT status, NFI must meet certain requirements prescribed by the Code. We intend to operate NFI in a manner that allows us to meet these requirements.

Below is a summary of the taxable net income available to common shareholders for the years ended December 31, 2004, 2003 and 2002.

Table 13 — Taxable Net Income

(dollars in thousands)

	For the Year Ended December 31,
	2004 Estimated	2003 Actual	2002 Actual
Consolidated net income	$115,389	$111,996	$48,761
Equity in net income of NFI Holding Corp.	(2,517)	(27,737)	9,013
Consolidation eliminations between the REIT and TRS	2,800	7,686	—

REIT net income	115,672	91,945	57,774
Adjustments to net income to compute taxable income	141,094	45,906	(8,263)

Taxable income before preferred dividends	256,766	137,851	49,511
Preferred dividends	(6,265)	—	—

Taxable income available to common shareholders	$250,501	$137,851	$49,511

Taxable income per common share (A)	$9.04	$5.64	$2.36

(A)	The common shares outstanding as of the end of each period presented is used in calculating the taxable income per common share.

The primary difference between consolidated net income and taxable income is due to differences in the recognition of income on our portfolio of interest-only mortgage securities – available-for-sale. Generally, the accrual of interest on interest-only securities is accelerated for income tax purposes. This is the result of the current original issue discount rules as promulgated by Internal Revenue Code Sections 1271 through 1275. On September 30, 2004, the IRS released Announcement 2004-75. This Announcement describes rules that may be included in proposed regulations regarding the timing of income and/or deductions attributable to interest-only securities. No proposed regulations that would impact income for 2004 have been issued. Based on the Announcement, we believe that if the IRS does propose and adopt new regulations on this issue, the change will have the effect of narrowing the spread between book income and taxable income on interest-only mortgage securities, and thus, will have a similar impact to NFI in years following the effective date of the rules.

To maintain its qualification as a REIT, NFI is required to declare dividend distributions of at least 90 percent of our taxable income by the filing date of our federal tax return, including extensions. Any taxable income that has not been declared to be distributed by this date is subject to corporate income taxes. At this time, NFI intends to declare dividends equal to 100 percent of our taxable income for 2004 by the required distribution date. Accordingly, we have not accrued any corporate income tax for NFI for the year ended December 31, 2004.

As a REIT, NFI may be subject to a federal excise tax. An excise tax is incurred if NFI distributes less than 85 percent of its taxable income by the end of the calendar year. As part of the amount distributed by the end of the calendar year, NFI may include dividends that were declared in October, November or December and paid on or before January 31 of the following year. To the extent that 85 percent of our taxable income exceeds our dividend distributions in any given year, an excise tax of 4 percent is due and payable on the shortfall. For the year ended December 31, 2004, we have provided for excise tax of $2.1 million. Excise taxes are reflected as a component of general and administrative expenses on our Consolidated Statements of Income. As of December 31, 2004 and 2003, accrued excise tax payable was $1.8 million and $0.2 million, respectively. The excise tax payable is reflected as a component of accounts payable and other liabilities on our Consolidated Balance Sheets.

NFI Holding Corporation, a wholly-owned subsidiary of NFI, and its subsidiaries (collectively known as “the TRS”) are treated as “taxable REIT subsidiaries.” The TRS is subject to corporate income taxes and files a consolidated federal income tax return. The TRS reported net income (loss) from continuing operations before income taxes of $19.6 million for the year ended December 31, 2004 compared with $50.6 million and $(11.0) million for the same period of 2003 and 2002. As shown in our statement of income, this resulted in an income tax expense (benefit) of $8.3 million, $22.9 million and $(2.0) million for the years ended December 31, 2004, 2003 and 2002 respectively. Additionally, the TRS reported a net loss from discontinued operations before income taxes of $14.3 million for the year ended December 31, 2004 resulting in an income tax benefit of $5.5 million.

During the past five years, we believe that a minority of our shareholders have been non-United States holders. Accordingly, we anticipate that NFI will qualify as a “domestically-controlled REIT” for United States federal income tax purposes. Investors who are non-United States holders should contact their tax advisor regarding the United States federal income tax consequences of dispositions of shares of a “domestically-controlled REIT.”

Pro Forma 2003 and 2002 Statements of Income. Prior to 2004, we were party to limited liability company (“LLC”) agreements governing LLC’s formed to facilitate the operation of retail mortgage broker businesses as branches of NHMI. The LLC agreements were terminated effective January 1, 2004. Continuing branches that formerly operated under these agreements became our operating units and their financial results are included in the consolidated financial statements. The inclusion resulted in expected increases in general and administrative expenses, which were substantially offset by increases in related fee income. We did not purchase any assets or liabilities as a result of these branches becoming operating units.

The following table compares the year ended December 31, 2003 and 2002 as reported Pro Forma as if the LLC’s had been our operating units. The Pro Forma only includes LLC’s that are still in existence as of December 31, 2004.

Table 14 – Pro Forma 2003 and 2002

(dollars in thousands, except per share amounts)

	For the Year Ended December 31, 2003		For the Year Ended December 31, 2002
	Actual	Pro Forma	Actual	Pro Forma
Net interest income	$130,445	$130,445	$79,847	$79,847
Gains on sales of mortgage assets	144,005	165,879	53,305	59,506
Fee income	68,341	59,738	35,983	25,960
Other expense, net	(33,527)	(33,527)	(37,811)	(37,811)
General and administrative expenses	(174,408)	(184,207)	(84,594)	(79,659)

Income before income tax expense (benefit)	134,856	138,328	46,730	47,843
Income tax expense (benefit)	22,860	24,005	(2,031)	(1,316)

Income from continuing operations	111,996	114,323	48,761	49,159
Loss from discontinued operations, net of income tax	—	(3,780)	—	(1,557)

Net income	$111,996	$110,543	$48,761	$47,602

Basic earnings per share:
Income from continuing operations	$5.04	$5.15	$2.35	$2.37
Loss from discontinued operations, net of income tax	—	(0.17)	—	(0.08)

Net income available to common shareholders	$5.04	$4.98	$2.35	$2.29

Diluted earnings per share:
Income from continuing operations	$4.91	$5.01	$2.25	$2.27
Loss from discontinued operations, net of income tax	—	(0.16)	—	(0.07)

Net income available to common shareholders	$4.91	$4.85	$2.25	$2.20

Mortgage Loan Servicing. Loan servicing is a critical part of our business. In the opinion of management, maintaining contact with borrowers is vital in managing credit risk and in borrower retention. Nonconforming borrowers are prone to late payments and are more likely to default on their obligations than conventional borrowers. We strive to identify issues and trends with borrowers early and take quick action to address such matters. Our annualized costs of servicing per unit decreased from $263 and $267 at December 31, 2003 and 2002, respectively, to $261 at December 31, 2004.

Table 15 — Summary of Servicing Operations

(dollars in thousands, except per loan cost)

	2004		2003		2002
	Amount	Per Unit	Amount	Per Unit	Amount	Per Unit
Unpaid principal	$12,151,196		$7,206,113		$3,657,640

Number of loans	87,543		54,196		28,849

Servicing income, before amortization of mortgage servicing rights	$35,773	$409	$20,486	$378	$12,796	$444
Costs of servicing	(22,845)	(261)	(14,261)	(263)	(7,703)	(267)

Net servicing income, before amortization of mortgage servicing rights	12,928	148	6,225	115	5,093	177
Amortization of mortgage servicing rights	(16,934)	(193)	(8,995)	(166)	(4,609)	(160)

Net servicing income (loss)	$(4,006)	$(45)	$(2,770)	$(51)	$484	$17

Liquidity and Capital Resources

Liquidity means the need for, access to and uses of cash. Our primary needs for cash include the acquisition of mortgage loans, principal repayment and interest on borrowings, operating expenses and dividend payments. Substantial cash is required to support the operating activities of the business, especially the mortgage origination operation. Mortgage asset sales, principal, interest and fees collected on mortgage assets support cash needs. Drawing upon various borrowing arrangements typically satisfies major cash requirements. As shown in Table 5, we have $268.6 million in immediately available funds.

Mortgage lending requires significant cash to fund loan originations and purchases. Our warehouse lending arrangements, which include repurchase agreements, support the mortgage lending operation. Our warehouse mortgage lenders allow us to borrow between 98% and 100% of the outstanding principal. Funding for the difference – generally 2% of the principal - must come from cash on hand.

Loans financed with warehouse repurchase credit facilities are subject to changing market valuation and margin calls. The market value of our loans is dependent on a variety of economic conditions, including interest rates (and borrower demand) and end investor desire and capacity. Market values have been consistent over the past three years. However, there is no certainty that the prices will remain constant. To the extent the value of the loans declines significantly, we would be required to repay portions of the amounts we have borrowed. The value of our loans held-for-sale, excluding the loans under removal of accounts provision, as of December 31, 2004 would need to decline by approximately 37% before we would use all immediately available funds, assuming no other constraints on our immediately available funds.

In the ordinary course of business, we sell loans with recourse where a defect occurred in the loan origination process and guarantee to cover investor losses should origination defects occur. Defects may occur in the loan documentation and underwriting process, either through processing errors made by us or through intentional or unintentional misrepresentations made by the borrower or agents during those processes. If a defect is identified, we are required to repurchase the loan. As of December 31, 2004 and 2003, we had loans sold with recourse with an outstanding principal balance of $11.4 billion and $6.4 billion, respectively. Repurchases of loans where a defect has occurred have been insignificant, as such, there is minimal liquidity risk.

The derivative financial instruments we use also subject us to “margin call” risk. Under our interest rate swaps, we pay a fixed rate to the counterparties while they pay us a floating rate. While floating rates are low, on a net basis we are paying the counterparty. In order to mitigate credit exposure to us, the counterparty requires us to post margin deposits with them. As of December 31, 2004, we have approximately $6.7 million on deposit. A decline in interest rates would subject us to additional exposure for cash margin calls. However, the asset side of the balance sheet should increase in value in a further declining interest rate scenario. Incoming cash on our mortgage loans and securities is a principal source of cash. The volume of cash depends on, among other things, interest rates. While short-term interest rates (the basis for our funding costs) are low and the coupon rates on our loans are high, our net interest margin (and therefore incoming cash flow) is high. Severe and immediate changes in interest rates will impact the volume of our incoming cash flow. To the extent rates increase dramatically, our funding costs will increase quickly. While many of our loans are adjustable, they typically will not reset as quickly as our funding costs. This circumstance would temporarily reduce incoming cash flow. As noted above, derivative financial instruments are used to mitigate the effect of interest rate volatility. In this rising rate situation, our interest rate swaps and caps would provide additional cash flows to mitigate the lower cash flows on loans and securities.

Loans we originate and purchase can be sold to a third-party, which also generates cash to fund on-going operations. When market prices exceed our cost to originate, we believe we can operate in this manner, provided that the level of loan originations is at or near the capacity of the loan production infrastructure.

Cash activity during the years ended December 31, 2004, 2003 and 2002 is presented in the consolidated statement of cash flows.

As noted above, proceeds from equity offerings have supported our operations. Since inception, we have raised $362 million in net proceeds through private and public equity offerings. Equity offerings provide another future liquidity source.

Off Balance Sheet Arrangements

As discussed previously, we pool the loans we originate and purchase and securitize them to obtain long-term financing for the assets. The loans are transferred to a trust where they serve as collateral for asset-backed bonds, which the trust issues to the public. Our ability to use the securitization capital market is critical to the operations of our business. Table 3 summarizes our off balance sheet securitizations.

External factors that are reasonably likely to affect our ability to continue to use this arrangement would be those factors that could disrupt the securitization capital market. A disruption in the market could prevent us from being able to sell the securities at a favorable price, or at all. Factors that could disrupt the securitization market include an international liquidity crisis such as occurred in the fall of 1998, a terrorist attack, outbreak of war or other significant event risk, and market specific events such as a default of a comparable type of securitization. If we were unable to access the securitization market, we may still be able to finance our mortgage operations by selling our loans to investors in the whole loan market. We were able to do this following the liquidity crisis in 1998.

Specific items that may affect our ability to use the securitizations to finance our loans relate primarily to the performance of the loans that have been securitized. Extremely poor loan performance may lead to poor bond performance and investor unwillingness to buy bonds supported by our collateral. Our financial performance and condition has little impact on our ability to securitize, as evidenced by our ability to securitize in 1998, 1999 and 2000 when our financial trend was weak.

We have commitments to borrowers to fund residential mortgage loans as well as commitments to purchase and sell mortgage loans to third parties. As of December 31, 2004, we had outstanding commitments to originate loans of $361.2 million. We had no commitments to purchase or sell loans at December 31, 2004. As of December 31, 2003, we had outstanding commitments to originate and purchase loans of $228 million and $60 million, respectively. We had no commitments to sell loans to third parties at December 31, 2003. The commitments to originate and purchase loans do not necessarily represent future cash requirements, as some portion of the commitments are likely to expire without being drawn upon or may be subsequently declined for credit or other reasons.

Contractual Obligations

We have entered into certain long-term debt and lease agreements, which obligate us to make future payments to satisfy the related contractual obligations. Notes 7 and 8 of the consolidated financial statements discuss these obligations in further detail.

The following table summarizes our contractual obligations with regard to our long-term debt and lease agreements as of December 31, 2004.

Table 16 — Contractual Obligations

(in thousands)

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Short-term borrowings	$905,528	$905,528	—	—	—
Long-term debt (A)	$407,242	$292,325	$100,887	$10,579	$3,451
Operating leases	$48,965	$8,540	$16,471	$16,052	$7,902
Premiums due to counterparties related to interest rate cap agreements	$1,874	$1,372	$502	—	—

(A)	Repayment of the asset-backed bonds is dependent upon payment of the underlying mortgage loans, which collateralize the debt. The repayment of these mortgage loans is affected by prepayments. Interest obligations on our variable-rate long-term debt are based on the prevailing interest rate at December 31, 2004 for each respective obligation.

We entered into various lease agreements in which the lessor agreed to repay us for certain existing lease obligations. We received approximately $61,000, $2.3 million and $62,000 related to these agreements in 2004, 2003 and 2002, respectively. These agreements expired in 2004. We entered into various sublease agreements for office space formerly occupied by us. We received approximately $1.2 million, $537,000 and $704,000 in 2004, 2003 and 2002, respectively related to these agreements. These agreements expired in 2004.

Inflation

Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors drive company performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and dividends are based on taxable income. In each case, financial activities and the balance sheet are measured with reference to historical cost or fair market value without considering inflation.

Impact of Recently Issued Accounting Pronouncements

In December 2004, the FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 and Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Entities no longer have the option to use the intrinsic value method of APB 25 that was provided in SFAS 123 as originally issued, which generally resulted in the recognition of no compensation cost. Under SFAS No. 123(R), the cost of employee services received in exchange for an equity award must be based on the grant-date fair value of the award. The cost of the awards under SFAS 123(R) will be recognized over the period an employee provides service, typically the vesting period. No compensation cost is recognized for equity instruments in which the requisite service is not provided. For employee awards that are treated as liabilities, initial cost of the awards will be measured at fair value. The fair value of the liability awards will be remeasured subsequently at each reporting date through the settlement date with changes in fair value during the period an employee provides service recognized as compensation cost over that period. This Statement is effective as of the first interim or annual reporting period that begins after June 15, 2005. As discussed in Note 1 of the consolidated financial statements, we implemented the fair value provisions of SFAS No. 123 during 2003. As such, the adoption of this statement is not anticipated to have a significant impact on the consolidated financial statements.

In March 2004, SEC Staff Accounting Bulletin (SAB) No. 105, Application of Accounting Principles to Loan Commitments was released. This release summarizes the SEC staff position regarding the application of accounting principles generally accepted in the United States of America to loan commitments accounted for as derivative instruments. We account for interest rate lock commitments issued on mortgage loans that will be held for sale as derivative instruments. Consistent with SAB No. 105, we considered the fair value of these commitments to be zero at the commitment date, with subsequent changes in fair value determined solely on changes in market interest rates. As of December 31, 2004, we had interest rate lock commitments on mortgage loans with principal balances of $361.2 million, the fair value of which was $(75,000).

At the March 17-18, 2004 EITF meeting, the EITF reached a consensus on Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. Issue 03-1 provides guidance for determining when an investment is other-than-temporarily impaired and disclosure requirements regarding impairments that have not been recognized as other-than-temporary. In September 2004, the FASB delayed the effective date of paragraphs 10-20 of this issue. These paragraphs give guidance on how to evaluate and recognize an impairment loss that is other than temporary. The delay does not suspend the requirements to recognize other than temporary impairments as required by existing authoritative literature. The disclosure requirements were effective for reporting periods beginning after June 15, 2004. Issue 03-1 is not expected to have a material impact on the consolidated financial statements.

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity, loans acquired in a business combination accounted for at historical cost, mortgage-backed securities in securitization transactions, acquired loans classified as held-for-sale, trading securities and derivatives. This SOP limits the yield that may be accreted to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying the accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Early adoption is encouraged. For loans acquired in fiscal years beginning on or before December 15, 2004, this SOP should be applied prospectively for fiscal years beginning after December 15, 2004. SOP 03-3 is not expected to have a significant impact on the consolidated financial statements.